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                                  EXHIBIT 99.1

                                 PRESS RELEASE

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                              FOR IMMEDIATE RELEASE

For Additional Information Contact:
K. M. Hoveland, President and Chief Executive Officer
(626) 339-9663

                       K-FED BANCORP 2ND QUARTER EARNINGS

Covina, California     January 31, 2005

        K-Fed Bancorp announced continued growth in net income of $2.4 million for the six months ended December 31, 2004 with earnings per basic and diluted share of $0.17. This is an increase of $1 million, or 73.9%, over the net income of $1.4 million for the six months ended December 31, 2003. No earnings per share information is available for this period last year as the Company's initial public offering closed on March 30, 2004.

        "Our growth in net income demonstrates that although we are new to the public arena, our fifty years of history in the financial industry provides the background to enhance our stockholders' investment" stated Kay Hoveland, President and CEO. "With the recent addition of the Panorama City branch, we now have five locations and over 30 ATMs for the convenience of our accountholders" she added.

        Loans outstanding as of December 31, 2004, reached a record $504.3 million with the majority secured by single family residential and multi-family real estate. Non performing assets remain low at 0.02%. Deposits totaled $465.2 million, equity totaled $91.7 million, while total assets to reached $609.2 million at December 31, 2004.

        "Our strategy is to continue to provide excellent service, increased convenience, and maintain strong asset quality" Hoveland said.

        K-Fed Bancorp's sole subsidiary is Kaiser Federal Bank which was originally chartered in 1953 as a federal credit union, converted to a federally chartered mutual savings association in 1999 and reorganized into a federally chartered mutual holding company form of organization in 2003. The bank provides retail and commercial banking services to individuals and business customers throughout California.

K-Fed Bancorp stock trades on NASDAQ under the KFED symbol.
Visit WWW.K-FED.COM or WWW.KAISERFEDERAL.COM to learn more.


        Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and Kaiser Federal Bank include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.